Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE BONDS

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB, United Kingdom

Attn: Debt Syndicate

Tel: +44 (0) 20 7773 9098

Fax: +44 (0) 20 7516 7548

BNP PARIBAS

10 Harewood Avenue

London NW1 6AA

United Kingdom

Attention: Syndicate

Fax: +44 (0) 20 7595 2555

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attention: General Counsel

Fax: +1 212 816 7912